UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2008

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Zane Rowe has been promoted to the position of executive vice president and chief financial officer, effective upon the retirement of Jeff Misner on August 31, 2008. In connection with his promotion, the Company has entered into an employment agreement with Mr. Rowe effective September 1, 2008 that is similar to the agreements with the Company's other existing executive vice presidents. The agreement provides a minimum annual base salary of $374,544, which is the same as the salary provided to our two other executive vice presidents, and is in effect until September 1, 2009, subject to automatic successive one-year extensions. The agreement may be terminated at any time by either party, with or without cause. The employment agreement provides Mr. Rowe an annual performance incentive opportunity and a supplemental retirement plan. Additional information concerning the Company's performance incentive programs and supplemental retirement plan are included in the Company's Annual Proxy Statement on Schedule 14A filed April 29, 2008. He also is entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, flight benefits, certain tax indemnity payments (some of which may not be deductible by the Company), and certain other fringe benefits. If Mr. Rowe terminates his employment for good reason or if his employment is terminated by the Company without cause, he is entitled to a termination payment that is equal to two times (or three times if such termination follows a change in control) his annualized compensation (as defined in the employment agreement). In addition, if any payment or benefit is determined to be subject to an excise tax (including any such tax arising under Section 4999 of the Internal Revenue Code upon a change in control), Mr. Rowe is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.

The information required to be reported pursuant to Item 5.02(c)(2) of Form 8-K was included in Item 5.02(c) to the Company's Current Report on Form 8-K filed May 16, 2008, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

September 5, 2008	By /s/ Lori A. Gobillot Lori A. Gobillot Staff Vice President and Assistant General Counsel